                                                Filed pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-92082
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 14, 2003)

                              U.S. $1,500,000,000

                         SEARS ROEBUCK ACCEPTANCE CORP.
                          MEDIUM-TERM NOTES SERIES VII
                  DUE AT LEAST NINE MONTHS FROM DATE OF ISSUE
                            ------------------------

    Sears Roebuck Acceptance Corp. ("SRAC") may offer from time to time up to U.S.$1,500,000,000 (or its equivalent in foreign currencies) of its Medium-Term Notes Series VII (the "Notes"). SRAC will describe the specific terms of each Note, which may be different from the terms described in this prospectus supplement, in pricing supplements to this prospectus supplement. Each Note will have the following terms:

    - A maturity date, which will be at least nine months from the date the Note is issued;

    - A fixed or floating interest rate. (Certain Notes issued at a discount may not bear interest.) SRAC may determine the interest on floating rate Notes by using any of the following indexes, as specified in the applicable pricing supplement, or by using any other rate that SRAC describes in the applicable pricing supplement:

- CD Rate                     - LIBOR
- CMT Rate                    - Prime Rate
- Commercial Paper Rate       - Treasury Rate
- Federal Funds Rate

    - A currency in which the Note will be denominated, which may be U.S. dollars or any foreign currency; and

    - An interest payment date or dates.

    Unless SRAC indicates otherwise in this prospectus supplement or in the applicable pricing supplement:

    - SRAC will not have the right to redeem the Notes prior to their maturity date, nor will you have the right to require such redemption at your option;

    - SRAC will issue the Notes only in a minimum denomination of U.S.$1,000 or the approximate equivalent in the foreign currency specified in the applicable pricing supplement;

    - SRAC will issue Notes denominated in U.S. dollars in book-entry form and Notes denominated in a currency other than U.S. dollars in certificated form; and

    - SRAC will not list the Notes on any securities exchange.

    SRAC may offer and sell:

    - through its Agents (Barclays Capital Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated) or through another agent as specified in the applicable pricing supplement;

    - directly to certain institutional investors in jurisdictions where SRAC or its employees are registered or qualified to make direct offers or in transactions that do not require registration or qualification; or

    - to an Agent as principal for resale to other investors or dealers.

    You must pay for the Notes in the currency specified in the applicable pricing supplement by delivering the purchase price to an Agent or, if SRAC sells directly to you, to SRAC, unless you make other payment arrangements.
                            ------------------------

    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS, INCLUDING THOSE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-4.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    Unless otherwise specified in the applicable pricing supplement, the price to the public for the Notes will be 100% of the principal amount. SRAC will pay commissions to the Agents, ranging from .125% to .750% of the principal amount of each Note sold through or purchased by the Agents (or another percentage that SRAC negotiates with the Agents), depending upon the stated maturity of the Note. If SRAC sells all of the Notes to or through the Agents at the commissions specified above, SRAC expects to receive proceeds of between U.S.$1,488,750,000 and U.S.$1,498,125,000, after paying the Agents' discounts and commissions of between U.S.$1,875,000 and U.S.$11,250,000 and before deducting expenses payable by SRAC, including reimbursement of some of the Agents' expenses. On direct sales by SRAC, SRAC's proceeds will equal the aggregate public offering price of the Notes sold. The Agents are not required to sell any specific number or dollar amount of Notes, however they will use their reasonable efforts to sell the Notes from time to time. SRAC has not set a date for termination of the offering.

    SRAC's address is 3711 Kennett Pike, Greenville, Delaware, 19807, and its phone number is (302) 434-3100.
                            ------------------------

BARCLAYS CAPITAL
        BEAR, STEARNS & CO. INC.
                CITIGROUP
                         GOLDMAN, SACHS & CO.
                                 MERRILL LYNCH & CO.
                                        MORGAN STANLEY
                                              SEARS ROEBUCK ACCEPTANCE CORP.
The date of this prospectus supplement is May 14, 2003

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or the applicable pricing supplement. You must not rely on any unauthorized information or representations. This prospectus supplement, the accompanying prospectus and the applicable pricing supplement are offering to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement and Pricing Supplements....   S-3
Currency Exchange and Other Information.....................   S-3
Risk Factors................................................   S-4
Capitalization of Sears Roebuck Acceptance Corp.............   S-6
Description of Notes........................................   S-6
Material United States Federal Tax Considerations...........  S-17
Plan of Distribution........................................  S-27
Use of Proceeds.............................................  S-29
Legal Matters...............................................  S-29
Glossary....................................................  S-30
                         PROSPECTUS
Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    10
Legal Matters...............................................    11
Experts.....................................................    11

                        ABOUT THIS PROSPECTUS SUPPLEMENT
                            AND PRICING SUPPLEMENTS

     This prospectus supplement sets forth certain terms of the Notes that SRAC may offer. It supplements the "Description of Debt Securities" in the prospectus. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

     Each time SRAC offers Notes, it will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the Notes SRAC is offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement to the extent it contains information that is different from the information contained in this prospectus supplement.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Available Information" and "Incorporation of Certain Documents by Reference" in the prospectus.

                    CURRENCY EXCHANGE AND OTHER INFORMATION

     You must pay for the Notes in the currency that SRAC specifies in the applicable pricing supplement. Currently, the United States has limited facilities to convert U.S. dollars into foreign currencies, and vice versa. However, you may establish non-U.S. dollar denominated checking or savings accounts at U.S. banks in the United States in certain limited circumstances. SRAC will pay principal and interest to you in the currency it specifies in the applicable pricing supplement unless that currency is unavailable due to circumstances beyond SRAC's control. See "Risk Factors" and "Description of Notes" in this prospectus supplement.

     "U.S. dollars," "U.S.$," and "$" in this prospectus supplement refer to the currency of the United States of America.

                                  RISK FACTORS

     Your investment in the Notes will involve certain risks. This prospectus supplement, the accompanying prospectus and any applicable pricing supplement do not describe all of those risks. You should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you. The Notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the Notes or financial matters in general. You should not purchase the Notes unless you understand, and know that you can bear, these investment risks.

     The information in this prospectus supplement is directed to prospective purchasers who are United States residents. If you are a resident of a country other than the United States, you should consult your own financial and legal advisors to discuss matters that may affect your purchase, holding or receipt of payments of principal and interest on the Notes. SRAC disclaims any responsibility for advising you on these matters.

INDEXED NOTES.

     Investment in indexed Notes and foreign currency Notes entails significant risks that are not associated with similar investments in conventional fixed rate or floating rate debt securities. These risks include, among others, fluctuation of the indexes or formulas and the possibility that you will receive a lower or no amount of principal, premium or interest, and at different times than you expected. Such risks depend on a variety of interrelated factors, including economic, financial and political events over which SRAC has no control. In addition, if an index or formula used to determine any amounts payable under the Notes contains a multiplier or leverage factor, the multiplier or leverage factor will magnify the effect of any change in the index or formula. While values of certain indexes and formulas have at times been highly volatile and such volatility may be expected to continue in the future, past experience is not necessarily indicative of what may occur in the future.

EXCHANGE RATES AND EXCHANGE CONTROLS.

     Investments in securities denominated in foreign currencies have significant risks that are not associated with investments denominated in U.S. dollars. These risks include, without limitation, the possibility that rates of exchange between the U.S. dollar and foreign currencies may change significantly and the possibility that either the Unites States or foreign governments will impose or modify foreign exchange controls. Foreign currency risks generally depend on economic and political events and the supply of, and demand for, the relevant currencies, factors over which SRAC has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and you may expect that volatility to continue in the future. Historical fluctuations in any particular exchange rate do not necessarily indicate, however, the type of fluctuations in the rate that may occur during the term of any Note. If the currency specified by SRAC for a particular Note were to depreciate against the U.S. dollar, the effective yield of the Note would decrease below its interest rate and in certain circumstances could result in a loss to the investor.

     Governments have imposed exchange controls in the past and may do so in the future. Exchange controls could affect exchange rates and limit the availability of a foreign currency specified in a pricing supplement at the time a payment on a Note is due in that currency. Even if governments do not impose exchange controls, it is possible that a foreign currency will not be available at the time a payment is due in that currency. If the specified currency is unavailable, SRAC will make required payments in U.S. dollars as described in this prospectus supplement on the basis of the market exchange rate in effect on the date of the payment. If the market exchange rate is not available on that date, then SRAC will make the payment on the basis of the last available market exchange rate. See "Description of Notes--Payment Currency" and "Description of Notes--General" in this prospectus supplement.

     If SRAC denominates Notes in a foreign currency, the applicable pricing supplement will contain information about the specified currency, including information about any current foreign exchange controls that apply to the foreign currency. SRAC will furnish that information for information only and you should not regard it as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

     The Notes, when denominated in a foreign currency, are not an appropriate investment for investors who do not have experience with foreign currency transactions.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY FACTORS IN ADDITION TO CREDIT RATINGS.

     Any credit ratings that are assigned to the Notes program may not reflect the potential impact of all risks on the market value of the Notes. Nor will the credit ratings take into account fluctuations in the market value of the Notes or the possibility that payments on indexed Notes may be less than anticipated because of changes in the specified index.

SRAC MAY CHOOSE TO REDEEM NOTES WHEN PREVAILING INTEREST RATES ARE RELATIVELY
LOW.

     If your Notes will be redeemable at SRAC's option, unless otherwise specified in any applicable pricing supplement, SRAC may choose to redeem your Notes at any time and from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. SRAC's redemption right also may adversely impact your ability to sell your Notes as the optional redemption date or period approaches. SRAC will not be required to (1) issue, exchange or register the transfer of any Note to be redeemed for a period of 15 days before a notice of redemption for the Notes is mailed or (2) exchange or register the transfer of the portion of any Note previously designated for redemption.

SRAC CANNOT ASSURE YOU THAT A TRADING MARKET FOR YOUR NOTES WILL EVER DEVELOP OR BE MAINTAINED.

     In evaluating the Notes, you should assume that you will be holding the Notes until their stated maturity. The Notes are a new issue of securities. SRAC cannot assure you that a trading market for your Notes will ever develop, be liquid or be maintained. Many factors independent of SRAC's creditworthiness affect the trading market for and market value of your Notes. Those factors include, without limitation:

     - the complexity and volatility of the index or formula applicable to your Notes;

     - the method of calculating the principal, premium and interest for the Notes;

     - the time remaining to the stated maturity of the Notes;

     - the outstanding amount of the Notes;

     - the redemption or repayment features of the Notes;

     - the amount of other debt securities linked to the index or formula applicable to your Notes; and

     - the level, direction and volatility of interest rates generally.

     In addition, real or expected changes in SRAC's credit ratings may affect the market value of your Notes. There may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. In addition, Notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed.

GOVERNING LAW AND JUDGMENTS.

     The Notes will be governed by and construed in accordance with the laws of the State of Delaware. If an action based on the Notes resulted in a judgment against SRAC in a court in the United States, it is likely that the court would grant judgment only in U.S. dollars. It is not clear, however, whether in granting that judgment, the court would use the rate of conversion into U.S. dollars that would be in effect on the date of default, the date the judgment was rendered, or some other date.

                CAPITALIZATION OF SEARS ROEBUCK ACCEPTANCE CORP.

     The following table sets forth SRAC's capitalization as of March 29, 2003.

                                                                      MARCH 29, 2003
                                                                       (UNAUDITED)
                                                                --------------------------
                                                                (U.S. DOLLARS IN MILLIONS)
Debt Payable within one year(1).............................             $ 2,951
Term debt...................................................              11,026
Shareholder's equity(2).....................................               3,399
                                                                         -------
Total capitalization(3).....................................             $17,376
                                                                         =======

---------------
(1) "Debt payable within one year" excludes the current portion of term debt, which the table includes under "Term debt."

(2) SRAC has 500,000 authorized shares of common stock at a par value of $100. SRAC had 350,000 shares of common stock outstanding as of March 29, 2003.

(3) As of the date of this prospectus supplement, SRAC's capitalization had not otherwise changed materially since March 29, 2003.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the heading "Description of Debt Securities" in the accompanying prospectus. Unless otherwise specified in an applicable pricing supplement, the Notes will have the terms described below.

GENERAL

     SRAC will issue the Notes under the indenture (the "Indenture") dated as of October 1, 2002, between SRAC and BNY Midwest Trust Company, as trustee. SRAC has filed a copy of the Indenture with the Securities and Exchange Commission; the Indenture is incorporated into this prospectus supplement and the prospectus by reference. The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of Delaware.

     Each Note will mature at least nine months from the date it is issued. SRAC may only redeem or repay a Note before its maturity date if it specifies that it may do so in the applicable pricing supplement. SRAC may not issue more than $1,500,000,000 of Medium-Term Notes Series VII, which will constitute a single series of debt securities under the Indenture. SRAC may, from time to time, without the consent of the registered holders of the Notes, issue additional Notes or other debt securities having the same terms as previously issued Notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued Notes.

     The Notes will be direct, unsecured and unsubordinated obligations of SRAC and will rank equally with all of SRAC's other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be identical except for currency denomination, interest, interest payment dates, maturity date, issue date and applicable redemption provisions. SRAC will not have to deposit funds into a sinking fund before the maturity date for any Note.

     SRAC will sell the Notes in individual issues. SRAC and each Note's initial purchaser will mutually agree to the interest rate, maturity date and issue date for the Note. SRAC will only pay interest and principal on the Notes on "Business Days" (as defined in the Glossary).

     SRAC will pay principal, any premium and interest on each Note in the currency in which the Note is denominated. Unless SRAC specifies otherwise in the applicable pricing supplement, SRAC will issue the Notes:

     - in a minimum denomination of U.S.$1,000, or in integral multiples of U.S.$1,000, if the Notes are denominated in U.S. dollars; or

     - in a minimum denomination equivalent to U.S.$1,000, rounded down to an integral multiple of 1,000 units of the currency in which the Notes are denominated (but in no event rounded down to fewer than 1,000 units of that currency), and in any larger amount in integral multiples of 1,000 units of that currency (each an "authorized denomination"), if the Notes are denominated in a currency other than U.S. dollars.

     SRAC will determine the market exchange rate for the applicable currency as of the day before it accepts a purchase order for a Note, and will determine the minimum denomination for that Note based on that market exchange rate. The market exchange rate for a currency on a particular date is the noon buying rate in The City of New York for cable transfers of that currency as certified for customs purposes by the Federal Reserve Bank of New York.

INTEREST RATE

  GENERAL

     Unless SRAC specifies otherwise in the applicable pricing supplement, each Note will bear interest at either a fixed or floating rate for the periods:

     - from and including the date the Note was issued to, but excluding, the first interest payment date;

     - from and including each interest payment date to, but excluding, the next interest payment date; and

     - from and including the interest payment date immediately preceding the maturity date or redemption date to, but excluding, the maturity date or redemption date.

     SRAC will pay interest (other than defaulted interest) on the interest payment dates to those who are registered holders of Notes on the applicable record date as described in "Description of Notes--Interest Rate--Fixed Rate Notes" and "Description of Notes--Interest Rate--Floating Rate Notes--Interest Reset Dates, Interest Payment Dates and Record Dates" in this prospectus supplement. Cede & Co. will be the initial registered holder of the book-entry Notes. See "Description of Notes--Book-Entry Notes" in this prospectus supplement. SRAC will pay interest due on a redemption date or maturity date to the same person to whom it is paying the principal amount. However, if SRAC would have made a regular interest payment on the redemption or maturity date, it will make that regular interest payment to the registered holder as of the applicable record date, even if it is not the same person to whom it is paying the principal amount.

     If SRAC originally issues a Note between a record date and an interest payment date, it will make the first payment of interest on the interest payment date following the next record date to the registered owner on that record date.

  FIXED RATE NOTES

     Fixed rate Notes will bear interest at the rate specified in the applicable pricing supplement.

     Unless SRAC specifies otherwise in the applicable pricing supplement, the interest payment dates for fixed rate Notes will be February 15 and August 15 of each year. If an interest payment date (or maturity or redemption date) for any fixed rate Note falls on a day that is not a Business Day, SRAC will pay the interest (or interest and principal and any premium) on the next Business Day. However, interest on the payment will not accrue for the period from the original interest payment date (or maturity or redemption date) to that next Business Day. SRAC will calculate the interest based on a 360-day year of twelve 30-day months.

     The record date for fixed rate Notes is February 1 for a February 15 interest payment date, August 1 for an August 15 interest payment date and the date that is 15 calendar days before any other interest payment date, whether or not those dates are Business Days.

  FLOATING RATE NOTES

     General Information. Floating rate Notes will bear interest based on an index specified in the applicable pricing supplement. Unless SRAC provides otherwise in the applicable pricing supplement, BNY Midwest Trust Company will be the "Calculation Agent" that calculates the interest on floating rate Notes.

     Each floating rate Note must have the following terms, which will be set forth in the pricing supplement for that Note:

     - the interest rate basis or index to be used to determine the Note's interest rate;

     - the "Index Maturity," which means the period to maturity of the instrument or obligation on which the interest rate formula is based. For example, LIBOR may be different for one-month U.S. dollar deposits and for three-month U.S. dollar deposits. If the pricing supplement for a Note specifies LIBOR as the index and three months as the Index Maturity, SRAC would pay interest on the Note based on LIBOR for three-month U.S. dollar deposits;

     - the frequency of changes of the interest rate on the Note (i.e., daily, weekly, monthly, quarterly, semi-annually or annually);

     - the dates as of which the Calculation Agent will determine the new interest rate (the "Interest Determination Dates"), if these Interest Determination Dates differ from those described in this prospectus supplement;

     - the dates on which the interest rate will change (the "Interest Reset Dates"); and

     - the Calculation Agent for the Notes, if BNY Midwest Trust Company is not the Calculation Agent.

     Each floating rate Note may also have the following terms, which will also be set forth in the pricing supplement for that Note, if applicable:

     - the "Spread," which is the number of basis points that the Calculation Agent will add to or subtract from the interest rate determined for a particular Interest Determination Date. For example, if a Note bears interest at LIBOR plus .01%, and the Calculation Agent determines that LIBOR is 5.00% per year, the Note will bear interest at 5.01% per year until the next Interest Reset Date;

     - the "Spread Multiplier," which is the number by which the Calculation Agent will multiply the interest rate determined for a particular Interest Determination Date. For example, if a Note bears interest at 90% of LIBOR, and the Calculation Agent determines that LIBOR is 5.00% per year, the Note will bear interest at 4.50% per year until the next Interest Reset Date;

     - the "Maximum Rate," or the ceiling on the rate of interest that may accrue on the Note during any interest period; and

     - the "Minimum Rate," or the floor on the rate of interest that may accrue during any interest period.

     The Calculation Agent will round all percentages resulting from any interest rate calculations to the nearest one hundred-thousandth of a percentage point, if necessary, with five millionths of a percentage point rounded upward (for example, the Calculation Agent will round 9.876545% to 9.87655%). The Calculation Agent will also round all U.S. dollar amounts used in or resulting from such calculations to the nearest cent (with one-half cent being rounded upward).

     With respect to each floating rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (a) the date of issue and (b) the last day to which interest has been paid to but excluding the last date for which accrued interest is being calculated as described in the immediately preceding paragraph. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the interest rate basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate (each as defined in the Glossary), or by the actual number of days in the year in the case of Notes for which the interest rate basis is the CMT Rate or the Treasury Rate (each as defined in the Glossary).

     If you own a floating rate Note, you may ask the Calculation Agent to provide you with the current interest rate at any time. You may also ask the Calculation Agent to provide you with the interest rate that will apply as of the next Interest Reset Date if the Calculation Agent has determined the rate. The Calculation Agent's determination of any interest rate will be final and binding unless it is clearly wrong.

     The following table sets forth the most common interest rate indexes that SRAC may use, the source in which SRAC expects the index rate to be published, and the Interest Determination Date and calculation basis for Notes with interest rates based on each index. The Glossary to this prospectus supplement sets out with greater specificity the procedures to determine interest rates based on each index, and SRAC encourages you to review the Glossary provisions that describe how the Calculation Agent will determine the interest rate for your Note.

                                    PRIMARY SOURCE                   INTEREST
          INDEX                        OF RATE                  DETERMINATION DATE        CALCULATION BASIS*
          -----                     --------------              ------------------        ------------------
CD Rate...................    H.15(519)** under the         Second Market Day***               Actual/360
                              heading "CDs (Secondary       preceding the Interest
                              Market)"                      Reset Date
CMT Rate..................    The display page              Second Market Day               Actual/Actual
                              designated as NDX H15 3 in    preceding the Interest
                              the Bloomberg Professional    Reset Date
                              Service under the heading
                              "Treasury Const. Mat.11"
                              for Mondays approximately
                              3:45 PM at the row for the
                              CMT Designated Maturity
                              Index****
Commercial Paper Rate.....    H.15(519) under the           Market Day preceding the           Actual/360
                              heading "Commercial           Interest Reset Date
                              Paper--Nonfinancial"
Federal Funds Rate........    H.15(519) under the           Market Day preceding the           Actual/360
                              heading "Federal Funds        Interest Reset Date
                              (Effective)"
LIBOR.....................    Page 3750 of Moneyline        Second Market Day                  Actual/360
                              Telerate, Inc., as            preceding the Interest
                              displayed on page BBAM        Reset Date
                              (British Bankers
                              Association Official BBA
                              LIBOR Fixings) in the
                              Bloomberg Professional
                              Service
Prime Rate................    H.15(519) under the           Market Day preceding the           Actual/360
                              heading "Bank Prime Loan"     Interest Reset Date
Treasury Rate.............    The display page              The day the federal             Actual/Actual
                              designated as AUCR US in      government auctions
                              the Bloomberg Professional    Treasury bills for the
                              Service opposite the          week in which the Interest
                              caption "INVESTMENT RT"       Reset Date falls
                                                            (generally Monday, but may
                                                            be either the following
                                                            Tuesday or the preceding
                                                            Friday if Monday is a
                                                            legal holiday)

---------------
   * The Calculation Agent will compute the interest for any period by multiplying the interest rate for the period by

      - the number of days in the period divided by 360 ("Actual/360") or

      - the number of days in the period divided by the actual number of days in the year ("Actual/ Actual").

  ** "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System.

 *** A "Market Day" for any Note other than a LIBOR-based Note is any day that is not a legal holiday for banks in The City of New York. A "Market Day" for any LIBOR-based Note is any day on which the London interbank market transacts business related to U.S. dollar deposits.

**** "CMT Designated Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10 or 20 years) that SRAC specifies in the applicable pricing supplement.

     Interest Reset Dates, Interest Payment Dates and Record Dates. The Calculation Agent will generally determine the initial interest rate as if the issue date of the Note were an Interest Reset Date. The record date for floating rate Notes is the date that is 15 calendar days before the interest payment date, whether or not that date is a Business Day. The Interest Reset Dates and interest payment dates are determined by the frequency with which SRAC resets the interest rate, as follows:

          FREQUENCY OF
         INTEREST RESET                   INTEREST RESET DATE*              INTEREST PAYMENT DATE**
         --------------                   --------------------              -----------------------
Daily                               Each Business Day                   Third Wednesday of each month or
                                                                        third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement
Weekly (other than Treasury         Wednesday of each week              Third Wednesday of each month or
  Rate-based Notes)                                                     third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement
Weekly (Treasury Rate-based         Tuesday of each week                Third Wednesday of each month or
  Notes)                                                                third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement
Monthly                             Third Wednesday of each month       Third Wednesday of each month or
                                                                        third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement
Quarterly                           Third Wednesday of February,        Third Wednesday of February,
                                    May, August and November of each    May, August and November of each
                                    year                                year
Semi-Annually                       Third Wednesday of the two          Third Wednesday of the two
                                    months of each year that SRAC       months of each year that SRAC
                                    specifies in the applicable         specifies in the applicable
                                    pricing supplement                  pricing supplement
Annually                            Third Wednesday of the month of     Third Wednesday of the month of
                                    each year that SRAC specifies in    each year that SRAC specifies in
                                    the applicable pricing              the applicable pricing
                                    supplement                          supplement

---------------
 * If an Interest Reset Date falls on a day that is not a Business Day, SRAC will postpone the Interest Reset Date to the next Business Day. However, if the postponement would cause the Interest Reset Date for a LIBOR-based Note to be in the next calendar month, SRAC will move the Interest Reset Date to the immediately preceding Business Day.

** SRAC will also pay interest on each Note on the maturity date or redemption date of that Note. If an interest payment date (other than the maturity date or redemption date) for a floating rate Note falls on a day that is not a Business Day, SRAC will postpone the interest payment date to the next Business Day. However, if the postponement would cause the interest payment date for a LIBOR-based Note to be in the next calendar month, SRAC will move the interest payment date to the immediately preceding Business Day. If the maturity date or redemption date for a floating rate Note falls on a day that is not a Business Day, SRAC will pay the principal and interest on the next Business Day and interest will not accrue for the period from the original maturity or redemption date to that next Business Day. The Calculation Agent will not include the interest payment date in calculating the interest due on that date.

PAYMENT OF PRINCIPAL AND INTEREST

     For information about the payment of principal and interest on book-entry Notes, see "Description of Notes--Book-Entry Notes" in this prospectus supplement.

     If SRAC issues Notes in fully certificated form, SRAC, through the trustee, will pay interest by wire transfer to you if:

     - you own $10,000,000 (or the equivalent in a foreign currency) or more in aggregate principal amount of certificated Notes with the same interest payment date; and

     - you deliver bank account information to the trustee at its designated office in The City of New York (as set forth in the Indenture or otherwise) on or before the record date for the interest payment date, designating in writing an account located in the country issuing the currency in which the Note is denominated (or, in the case of a Note denominated in the Euro, an account located in any member state of the European Union that has adopted the Euro) or another country that is satisfactory to SRAC and the trustee.

SRAC, through the trustee, will, subject to applicable laws and regulations, and until you notify the trustee to the contrary, pay interest to you by wire transfer to the designated account. If SRAC does not pay interest by wire transfer for any reason, it will mail a check to you at your address as it appears on the security register on the applicable record date. See "Description of Notes--Payment Currency" and "Currency Exchange and Other Information" in this prospectus supplement.

     SRAC, through the trustee, will pay principal by wire transfer to you if you own $10,000,000 (or the equivalent in a foreign currency) or more in aggregate principal amount of certificated Notes with the same maturity date or redemption date. SRAC will pay you by check unless you have filed proper wire transfer instructions with the trustee or given wire instructions to the trustee at presentment. To receive payment upon redemption or at maturity of a U.S. dollar-denominated certificated Note, you must present and surrender your Note on or before the applicable redemption date or maturity date. To receive payment upon redemption or at maturity of a Note denominated in a foreign currency, you must present and surrender the Note at least two Business Days before the applicable redemption date or maturity date. If you do not present and surrender your Note denominated in a foreign currency two Business Days before the applicable redemption date or maturity date, SRAC will pay the principal and interest due upon redemption or at maturity (unless the redemption date or maturity date is an interest payment date) two Business Days after you present and surrender your Note. This date will be after the applicable redemption date or maturity date, and you will not receive any additional interest because of this delay.

     SRAC will pay any administrative costs imposed by banks in connection with sending payments by wire transfer, but you must pay any tax, assessment or governmental charge imposed upon your payments.

REDEMPTION

     SRAC may not redeem any Note prior to its maturity date unless, in the applicable pricing supplement for the Note, it either:

     - identifies a date after which it may redeem the Note at its option at any time; or

     - identifies a specific date or dates on which it may redeem the Notes at its option or on which you may require SRAC to redeem your Note at your option.

If SRAC may redeem the Note at its option or you may require SRAC to redeem your Note at your option, SRAC will specify the price or prices at which the redemption may occur in the applicable pricing supplement. The Note's redemption date will be the date on which the Note actually is redeemed.

     If SRAC specifies in a pricing supplement that it has the right to redeem your Note after a certain date, then SRAC may redeem the Note, in whole or in part, at any time after that date by giving the registered holder of the Note at least 30 but not more than 60 calendar days' notice. SRAC will redeem the Note at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If SRAC specifies in the pricing supplement for your Note that it has the right to redeem that Note on a specified date or dates, or that you have the right to require SRAC to redeem that Note on a specified date or dates, then the Note will be redeemable in whole or in part on the specified date or dates if SRAC gives the registered holder, or the registered holder gives SRAC, at least 30 but not more than 60 calendar days' notice. The pricing supplement for a Note with these specified dates will specify whether the option to redeem may be exercised by SRAC, by you or both. Any election by you to require SRAC to redeem your Notes will be irrevocable. SRAC will redeem global Notes in accordance with the applicable depository procedures, and any notices will also be given in accordance with those procedures. In the event that any Note is redeemed only in part, that Note must be redeemed in increments of $1,000 or the minimum authorized denomination for that Note. The remaining principal amount of that Note after the partial redemption must be at least $1,000 or the minimum authorized denomination for that Note.

     If applicable, SRAC will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any redemption of Notes at the option of the registered holders thereof.

     SRAC may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by SRAC may, at SRAC's discretion, be held, resold or surrendered to the trustee for cancellation.

PAYMENT CURRENCY

     If a Note is denominated in a currency other than U.S. dollars, and that currency is not available due to exchange controls or other circumstances beyond SRAC's control, SRAC may make payments on the Note in U.S. dollars. SRAC will determine the amount of the U.S. dollar payment by using the most recently available market exchange rate for that currency. (The "market exchange rate" for a currency is described under the heading "Description of Notes--General" in this prospectus supplement.) Payments under these circumstances in U.S. dollars will satisfy SRAC's payment obligations on the Note and will not constitute a default under the indenture.

JUDGMENTS

     SRAC will indemnify the registered holder of any Note denominated in a currency other than U.S. dollars against any loss incurred as a result of any judgment or order being given or made for any amount due under the particular Note and that judgment or order requiring payment in a currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between:

     - the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of that judgment or order; and

     - the rate of exchange at which the registered holder, on the date of payment of that judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received.

INDEXED NOTES

     SRAC may determine the principal amount of or the amount of interest payable on certain of its Notes by reference to currencies, currency units, commodity prices, financial or non-financial indexes or other factors. SRAC will indicate in the applicable pricing supplement if it will determine the amount of principal or interest payable in this manner. If you own these indexed Notes, you may receive a principal amount at maturity that is greater than or less than the face amount of the Notes, depending upon the fluctuation of the relative value, rate or price of the specified index. If applicable, SRAC will include in the applicable pricing supplement information about how it will determine the principal amount payable at maturity, the amount of interest payable, a historical comparison of the relative value, rate or price of the specified index and the face amount of the indexed Note, certain additional risk factors and certain additional United States federal income tax considerations.

ORIGINAL ISSUE DISCOUNT NOTES

     A fixed rate Note, a floating rate Note or an indexed Note may be treated as issued with original issue discount. A Note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount Note may be a zero coupon Note. A Note issued at a discount to its principal may, for United States federal income tax purposes, be considered an original issue discount Note, regardless of the amount payable upon redemption or acceleration of maturity. See "Material United States Federal Tax Considerations--United States Holders--Discount Notes" below for a brief description of the U.S. federal income tax consequences of owning an original issue discount Note.

BOOK-ENTRY NOTES

     SRAC has obtained the information in this section concerning The Depository Trust Company ("DTC")and DTC's book-entry system from sources that it believes to be reliable, but SRAC takes no responsibility for the accuracy of this information.

     Unless otherwise specified in the applicable pricing supplement, all Notes denominated in U.S. dollars will be initially issued in book-entry only form. This means that SRAC will not issue certificates for Notes, except for Notes denominated in a currency other than U.S. dollars and except in the limited cases described below. Instead, SRAC will issue global Notes held through DTC and registered in the name of Cede & Co., as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. Accordingly, Cede & Co. or such other nominee will be the holder of record of the Notes. Each Note represented by a global Note evidences a beneficial interest in that global Note.

     Beneficial interests in a global Note will be shown on, and transfers effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the Notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

     So long as DTC or its nominee is the registered holder of a global Note, DTC or its nominee, as the case may be, will be the sole holder and owner of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated Notes and will not be considered the holder of the Notes for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of Notes take physical delivery of such

Notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

     Each global Note representing Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) SRAC advises the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly, and the trustee or SRAC is unable to locate a qualified successor or
(2) SRAC, at its option, elects to terminate the book-entry system through DTC. Upon any such exchange, certificated Notes shall be registered in the names of and delivered to the beneficial owners of the global Note representing the Notes.

     DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered Notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global Note will be issued for all of the principal amount of the Notes with the same terms. If, however, the aggregate principal amount of the Notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such Note.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's direct participants deposit with DTC.

     DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations ("indirect participants") that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

     Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The beneficial interest of each actual purchaser of each Note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the documents governing the Notes. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to SRAC as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     SRAC will pay principal and or interest payments on the Notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is SRAC's responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

     SRAC will send any redemption notices to DTC. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     If a holder has the right to require SRAC to redeem Notes that it holds, a beneficial owner, or its authorized representative, shall give notice to elect to have its Notes redeemed by SRAC, through its direct or indirect participant, to the trustee, and shall effect delivery of such Notes by causing the direct participant to transfer that participant's interest in the global Note representing such Notes, on DTC's records, to the trustee. The requirement for physical delivery of Notes in connection with a demand for redemption will be deemed satisfied when the ownership rights in the global Note representing such Notes are transferred by the direct participants on DTC's records.

     DTC may discontinue providing its services as securities depository for the Notes at any time by giving SRAC reasonable notice. Under such circumstances, if a successor securities depositary is not obtained, SRAC will print and deliver certificated Notes to the beneficial owners of interests in the Notes. SRAC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, SRAC will print and deliver certificated Notes to the beneficial owners of interests in the Notes.

     The information in this section concerning DTC and DTC's system has been obtained from sources that SRAC believes to be reliable, but neither SRAC nor any Agent takes any responsibility for its accuracy.

MODIFICATION OR AMENDMENT OF THE INDENTURE

     To determine whether holders of the requisite principal amount of Notes have consented to a modification or alteration of the Indenture, the trustee will calculate the U.S. dollar equivalent of the principal amount of Notes denominated in foreign currencies. This U.S. dollar equivalent will be based on the market exchange rate for each foreign currency on the latest date for which that rate was determined on or before the date for determining the holders that may give the required consent. (The "market exchange rate" for a currency is described under the heading "Description of Notes--General" in this prospectus supplement.) See "Description of Debt Securities--Modification or Amendment of the Indenture" in the prospectus.

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of the material United States Federal income tax consequences of purchasing, owning and disposing of the Notes. This summary is based upon the opinion of Mayer, Brown, Rowe & Maw, SRAC's special United States federal income tax counsel. For purposes of this "Material United States Federal Tax Considerations" section of this prospectus supplement, with respect to book-entry Notes, the term "holder" refers to you if you acquire a beneficial ownership interest in those Notes through the book-entry system of DTC and with respect to certificated Notes, the term "holder" refers to you if you are the beneficial owner of those Notes, regardless of whether those Notes are registered in your name or the name of your nominee. This summary deals only with Notes held as capital assets and does not deal with special tax rules applicable to certain holders of Notes, including:

     - dealers in securities or currencies or traders in securities who elect mark-to-market accounting for United States federal income tax purposes;

     - tax-exempt organizations;

     - banks;

     - regulated investment companies;

     - common trust funds;

     - United States holders (as defined below) whose functional currency is not the United States dollar; or

     - persons holding Notes as part of a larger integrated financial transaction.

In addition, the tax consequences of holding a particular Note will depend, in part, on the particular terms of such Note as described in the applicable pricing supplement.

     This summary is based on United States federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the "Code") as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of Notes as set forth in this summary. Before you purchase Notes, you are urged to consult your tax advisor about how the United States federal income tax law or any other laws, including the laws of any other taxing jurisdiction, will apply to your particular situation.

UNITED STATES HOLDERS

     This part of the summary applies to you if you are a "United States holder" of Notes. You are a United States holder if you are a beneficial owner of Notes and you are a United States person. A United States person is:

     - a citizen or resident of the United States;

     - a corporation or partnership (or an entity treated as a corporation or partnership for United States Federal income tax purposes) organized under the laws of the United States or of any State;

     - an estate the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons has the authority to control all of the trust's substantial decisions.

  PAYMENTS OF INTEREST

     The stated interest on your Notes will be taxed to you as ordinary interest income. In addition:

     - if you use the cash method of accounting for tax purposes, you will be taxed on the interest on your Notes at the time it is paid to you; and

     - if you use the accrual method of accounting for tax purposes, you will be taxed on the interest on your Notes at the time it accrues.

  DISCOUNT NOTES

     A Note, other than a short-term Note, will be treated as issued with original issue discount (a "discount Note") to the extent that:

     - the Note's stated redemption price at maturity exceeds

     - the Note's issue price (by more than a specified de minimis amount).

     A Note's "stated redemption price at maturity" is the sum of all payments to be made on such Note, other than payments of qualified stated interest. "Qualified stated interest" is interest that is unconditionally payable at least annually at a fixed rate during the entire term of the Note. The "issue price" of a Note generally will be the first price at which a substantial amount of Notes included in the issue of which the Notes are a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

     If you hold a discount Note, you generally will have to include original issue discount ("OID") in income as it accrues (on a constant-yield basis) before receiving cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the discount Note. The amount of OID that you must include in income for a taxable year equals the sum of the daily portions of OID for each day during the taxable year on which you own the discount Note. Calculation of the daily portions of OID requires four steps:

     1. Calculate the yield to maturity on the discount Note to maturity by determining the discount rate that results in a present value for all principal and interest payments equal to the issue price.

     2. Determine the accrual period, which will generally be the period between interest payment dates.

     3. Determine the OID allocable to each accrual period by first multiplying
        (1) the yield to maturity, as determined under step one, divided by the number of accrual periods per year by (2) the discount Note's adjusted issue price at the beginning of the period, which equals the issue price plus OID previously included in gross income less payments previously made on the discount Note.

     4. Determine the daily portions of OID by dividing the OID amount for the accrual period by the number of days in the accrual period.

     You will not be required to include separately in income cash payments made on a discount Note, even if denominated as interest, to the extent such payments constitute OID that you previously included in income.

     In the case of the purchase of a discount Note after its original issuance and at a purchase price greater than the adjusted issue price of the discount Note, the daily portion of OID shall be reduced by an amount equal to the product of (1) such daily portion of OID and (2) a fraction, the numerator of which is equal to the excess of the purchase price of such discount Note over the adjusted issue price of such discount Note and the denominator of which is equal to the amount of unaccrued OID remaining on the discount Note.

  PAYMENTS IN FOREIGN CURRENCY

     You must include in income the U.S. dollar value of any interest payment you receive in a foreign currency. If you are cash-method taxpayer, you must determine the U.S. dollar value of the interest payment, other than OID, by using the spot exchange rate for that currency on the date you receive your payment, even if you do not actually convert the payment to U.S. dollars.

     If you are an accrual-method taxpayer, you must include in income the U.S. dollar value of any interest, other than OID, that accrues in a foreign currency determined by translating such income into U.S. dollars at either:

     - the average spot rate during the accrual period (or the portion within your taxable year, if the accrual period spans two taxable years); or

     - at your election, the spot rate on either the last day of the accrual period (or the last day of the taxable year, if the accrual period spans two taxable years) or the day you receive such interest, if that day is within five days of the applicable accrual period.

     If you elect to use a spot rate other than the average spot rate during the accrual period, you generally must use the same method to determine the U.S. dollar value of all other interest you accrue in foreign currency on debt instruments during or after the year you make this election, and this election may not be changed without the consent of the Internal Revenue Service ("IRS").

     If you are an accrual-method taxpayer, when you actually receive the interest payment on the Note, or transfer your Note, you will recognize foreign currency gain or loss equal to the difference between:

     - the U.S. dollar value of the amount of interest accrued, determined as discussed above; and

     - the U.S. dollar value of the interest paid to you or included in the price received by you on disposition of the Note, determined by using the spot rate on the payment date or the date of disposition of the Note, as applicable, whether or not you actually convert the payment to U.S. dollars on that date.

     If you own a discount Note denominated in a foreign currency, OID will accrue in that foreign currency, and you must include in income the U.S. dollar value of the accrued OID whether you are a cash-method or accrual method taxpayer. You may determine the U.S. dollar value of OID accrued in a foreign currency by using the method described above in the context of accrued interest denominated in a foreign currency. When you actually receive the accrued OID, or transfer your Note, you will recognize foreign currency gain or loss equal to the difference between:

     - the U.S. dollar value of the amount of accrued OID, determined as discussed above; and

     - the U.S. dollar value of the amount of OID paid to you or included in the price received by you on disposition of the Note, determined by using the spot rate on the payment date or the date of disposition of the Note, as applicable, whether or not you actually convert the payment to U.S. dollars on that date.

     You must treat any foreign currency gain or loss you recognize as ordinary gain or loss and not as an adjustment to interest income.

  AMORTIZABLE BOND PREMIUM

     Generally, if the price you paid for your Notes exceeds the amount payable upon the Notes at maturity, the excess may constitute amortizable bond premium. You may elect to amortize such bond premium under the constant interest rate method over the period from your acquisition date to the Notes' maturity date as an offset to interest income on the Notes, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. If you elect to amortize bond premium, you must generally reduce your tax basis in the related Notes by the amount of bond premium used to offset interest income. If your Notes are redeemed in full before their maturity and you have elected to amortize bond premium, you may be entitled to a deduction for any remaining unamortized bond premium in the taxable year of the redemption. Any election you make to amortize bond premium generally will apply to all debt instruments held by you (other than debt instruments the interest on which is excludable from gross income) at the beginning of the first taxable year to which your election applies, and any debt instruments you acquire thereafter, and is irrevocable without the consent of the IRS.

  SHORT-TERM NOTES

     Notes that have a fixed maturity of one year or less ("short-term Notes") will be treated as having been issued with acquisition discount (generally the difference between the stated redemption price at maturity and the cost of a
Note). In general, if you are an individual or other cash-method United States holder, you will not be required to accrue such acquisition discount unless you elect to do so. If you do not make such an election, any gain recognized by you on the sale, exchange or maturity of the short-term Note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to you for interest on borrowings allocable to the short-term Note will be deferred until a corresponding amount of income is realized. If you are not an individual and report your income for United States federal income tax purposes under the accrual method, you will be required to accrue acquisition discount on a short-term Note on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method (based on daily compounding).

  MARKET DISCOUNT

     If you purchase a Note that has a term of more than one year for an amount that is less than its issue price (or, in the case of a subsequent purchaser, that is less than its stated redemption price at maturity or revised issue price), you will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, you will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of
(1) the amount of such payment or realized gain or (2) the market discount which you have not previously included in income and that is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the Note, unless you elect to accrue market discount on the basis of semiannual compounding. Such an election shall apply only to the Notes with respect to which you make it and may not be revoked.

     You may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness you incurred or maintained to purchase or carry a Note with market discount until the stated maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount.

     You may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply to you. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by you on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  VARIABLE RATE NOTES

     A "variable rate Note" generally is a Note that:

     - has an issue price that does not exceed the total noncontingent principal payments due under the Note by more than a specified de minimis amount;

     - provides for stated interest, paid or compounded at least annually, at a current value of

        (a) one or more qualified floating rates,

        (b) a single fixed rate and one or more qualified floating rates,

        (c) a single objective rate or

        (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate; and,

     - does not provide for any contingent principal payments.

     A "qualified floating rate" is any variable rate if:

     - variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated; or

     - it is equal to:

        (a) the product of a qualified floating rate described above and a fixed multiple that is greater than 0.65 but not more than 1.35; or

        (b) the product of a qualified floating rate described above and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

     A rate is not a qualified floating rate if the rate is subject to one or more restrictions such as a cap or floor unless the restriction is fixed throughout the term of the Note or the restriction is not reasonably expected as of the issue date to significantly affect the yield of the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based upon objective financial or economic information that is not within the control of the issuer (or a party related to the issuer) or that is unique to the circumstances of the issuer (or a party related to the issuer). A rate is not an "objective rate," however, if it is reasonably expected that the average value of such rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if:

     - the rate is equal to a fixed rate minus a qualified floating rate; and

     - variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     If a Note provides for stated interest at either a qualified floating rate or a objective rate, all stated interest on the Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date of the qualified floating rate or the qualified inverse floating rate or, in the case of any other objective rate, a fixed rate that reflects the reasonably expected yield for the Note.

     If a Note does not provide for stated interest at a single qualified floating rate or objective rate, or at a single fixed rate (other than at a single period for an initial period), the amount of interest and OID accruals on the Note generally are determined by:

     (i) determining a fixed rate substitute for each variable rate provided under the Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note);

     (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

     (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

     (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, if the Note provides for a qualified inverse floating rate) rather than a fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

  ELECTION TO TREAT ALL INTEREST AS OID

     You may elect to include in income all interest that accrues on a Note using the constant-yield method described above under "Material United States Federal Tax Considerations -- United States Holders -- Discount Notes" in this prospectus supplement with certain modifications. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, and de minimis market discount, as adjusted by amortizable bond premium or acquisition premium. If you make this election:

     - the issue price of the Note will equal your adjusted basis in the Note immediately after your acquisition of the Note;

     - the issue date of the Note will be the date you acquire the Note; and

     - no payments on the Note will be treated as payments of "qualified stated interest."

     This election generally will apply only to the Note with respect to which it is made, and may not be revoked without IRS consent. If you make this election on a Note with amortizable bond premium, then you will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium held by you as of the beginning of the taxable year in which you acquire the Note on which you make this election. If you make this election, you also will be treated as having made the elections discussed above under "Market Discount" to include market discount in income over the life of all debt instruments you hold or acquire afterwards and to accrue market discount on a constant-yield basis.

  SALE, REDEMPTION OR OTHER DISPOSITION OF NOTES

     Your adjusted tax basis in your Notes will be the Notes' U.S. dollar cost, increased by any amounts that you included in income as market discount and the amount of OID you previously included in income and reduced by any bond premium you amortize. You will recognize capital gain or loss when you sell or otherwise dispose of your Notes, or when SRAC redeems your Notes, equal to the difference between:

     - the amount realized on the sale or redemption or other disposition (less any amount attributable to accrued interest, which will be taxable as such); and

     - your adjusted tax basis in the Notes.

Your gain or loss will be a long-term capital gain or loss if at the time of the sale, payment or other disposition, you have held the Notes for more than one year. If you are a non-corporate taxpayer, any long-term capital gain you realize upon a sale, payment, or other disposition of Notes will be subject to tax at a rate of 20%, which rate decreases to 18% if your holding period at the time of sale, payment or other disposition exceeds two years. The deductibility of capital losses is subject to limitation.

     If your Note is denominated in a foreign currency, the amount you realize on a sale or redemption will equal the U.S. dollar value of the sale proceeds or principal payment, determined using the spot rate on the date of sale or redemption. Your tax basis in a Note denominated in foreign currency generally will be the U.S. dollar value of the purchase price of the Note on the date of purchase, determined using the spot rate on the date of purchase, increased by the U.S. dollar amount of previously accrued OID (as determined above), if any. You will recognize foreign currency gain or loss on the disposition of a Note (other than a discount Note) denominated in a foreign currency equal to the difference between:

     - the U.S. dollar value of your purchase price translated at the spot rate on the date of disposition; and

     - your purchase price translated into U.S. dollars at the spot rate on the date of your purchase.

     You will recognize foreign currency gain or loss on a discount Note denominated in a foreign currency equal to the difference between:

     - the U.S. dollar value of the adjusted issue price of the discount Note on the date of disposition; and

     - the U.S. dollar value of the issue price of the discount Note on the issue date.

  TRANSACTIONS IN FOREIGN CURRENCY

     If you receive foreign currency as interest on a Note or on the sale or redemption of a Note, you will have a tax basis in such foreign currency equal to the U.S. dollar value of the foreign currency, determined using the spot rate at the time of receipt. You will recognize gain or loss on a sale or other disposition of such foreign currency equal to the difference between:

     - the amount of U.S. dollars, or the U.S. dollar value of the other currency or property received in such sale or disposition; and

     - the adjusted tax basis of such currency.

     If you use foreign currency that you own to purchase a Note, you generally will recognize gain or loss equal to the difference, if any, between:

     - your tax basis in such foreign currency; and

     - the U.S. dollar fair market value of the Note on the date of purchase.

     The amount of any foreign currency gain or loss you may realize with respect to interest paid on a Note or amounts received on the call or redemption of a Note is limited to extent of your total gain or loss on the transaction.

NON-UNITED STATES HOLDERS

     The following summary applies to you if you are not a United States holder (as defined above).

  U.S. WITHHOLDING TAX

     Under current United States federal income tax law, and subject to the discussion below, United States federal withholding tax will not apply to payments by SRAC or any paying agent of SRAC (in its capacity as such) of principal of and interest (including payments of OID, if any) on your Note in accordance with the "portfolio interest" exception of the Code, provided:

     - you, or a partnership of which you are a member, do not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of SRAC entitled to vote;

     - you are not a controlled foreign corporation for United States tax purposes with respect to which SRAC is a "related person" as defined under the Code; and

     - you provide a signed written statement, under penalties of perjury, certifying that you are not a United States person and providing your name and address to:

        (a) SRAC or its agent;

        (b) a securities clearing organization, bank (including certain regulated United States branches of a foreign bank or a foreign insurance company) or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), if that institution:

             - holds the Note on your behalf;

             - provides an intermediary certificate to SRAC or its agent under penalties of perjury confirming that the institution (or a Financial Institution between you and the institution) has received your signed written statement; and

             - furnishes a copy of your signed written statement to SRAC or its agent; or

        (c) a specified withholding partnership or qualified intermediary that provides a duly completed withholding certificate to SRAC or its agent.

Your signed written statement will be generally effective only with respect to interest payments made to you after you signed the statement in the calendar year in which you sign it and the three immediately following calendar years.

  U.S. INCOME TAX

     Except for the possible application of United States withholding tax (see "Material United States Federal Tax Considerations--Non-United States Holders--U.S. Withholding Tax" in this prospectus supplement) and backup withholding tax (see "Material United States Federal Tax Considerations--Backup Withholding and Information Reporting" in this prospectus supplement), you will not have to pay United States federal income tax on payments of interest (including accrued OID, if any) on your Note, provided you (or the fiduciary, settler, or beneficiary of, or a person holding a power over you, if you are an estate or trust; or any of your partners, if you are a partnership):

     - are not and have not been engaged in a trade or business in the United States to which such payments are attributable or if a tax treaty applies, do not have and have not had a permanent establishment in the United States to which such payments are attributable;

     - do not have and have not had certain present or former connections with the United States including, without limitation, the status as a citizen or former citizen or resident or former resident of the United States; and

     - are not and have not been, for United States federal income tax purposes,
       (i) a personal holding company, (ii) a corporation that accumulates earnings to avoid United States federal income tax, or (iii) a person treated as making an election that subjects your payments of principal and interest (including accrued OID, if any) on your Note to United States federal income tax.

     If you are engaged in a trade or business in the United States and interest (including accrued OID, if any) is effectively connected with the conduct of your trade or business (and if a tax treaty applies, you have a permanent establishment in the United States to which such payments are attributable), you may be subject to United States income tax on the interest even though it is exempt from the withholding tax discussed in the preceding paragraphs. You will have to pay this income tax at the statutory rates provided for United States persons after you deduct any deductible expenses allocable to your effectively connected interest. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest (including accrued OID, if any) on your Note in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

  SALE, REDEMPTION, OR OTHER DISPOSITION OF NOTES

     You generally will not be subject to U.S. federal income tax on any gain you recognize when you sell or otherwise dispose of your Notes, unless:

     - the gain is effectively connected with the conduct of your United States trade or business (and, if an applicable tax treaty so provides, is attributable to your United States permanent establishment);

     - you are an individual who is present in the United States for 183 days or more in the year in which you sell or otherwise dispose of your Notes and certain other conditions are met; or

     - you are an individual who is subject to the special United States income tax provisions that apply to certain expatriates.

     If you recognize gain on the sale or other disposition of your Notes, and that gain is effectively connected with the conduct of your United States trade or business (and if a tax treaty applies, that gain is attributable to a permanent establishment in the United States), it will not be subject to United States withholding tax but will be subject to United States income tax and, if you are a corporation, the branch profits tax (as described above). If you are an individual who is present in the United States for 183 days or more in the year in which you sell or otherwise dispose of your Notes, your gain may be subject to tax at a flat rate of 30%, but you should be able to offset the gain with United States capital losses. If you are an individual who has spent more than 183 days in the United States in the year in which you sell or otherwise dispose of your Notes, you should consult your tax advisor regarding the application of these rules to your particular circumstances.

  U.S. ESTATE TAX

     If you are an individual and are not a citizen or resident of the United States at the time of your death, your Note will generally not be subject to the United States federal estate tax, unless:

     - you actually or constructively own 10% or more of the total combined voting power of all classes of stock of SRAC; or

     - your interest (including accrued OID, if any) on the Note is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     If you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, SRAC, its paying agent or a broker, as the case may be, will be required to collect backup withholding tax from payments made to you. This backup withholding tax applies to certain payments of principal and interest (including payments of OID, if any) on Notes and to proceeds from the sale or disposition of Notes before maturity. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

     If you are a Non-United States holder, backup withholding and information reporting will not apply to payments of principal and interest (including payments of OID, if any) on Notes to you if you qualify for the "portfolio interest" exception to United States withholding tax as described in "Material United States Federal Tax Considerations--Non-United States Holders--U.S.

Withholding Tax" in this prospectus supplement, regardless of the identity of the payor and regardless of whether the payment is collected by a United States or foreign office of a custodian, nominee or other agent acting on your behalf.

     Backup withholding will apply to payments to you, however, even if you are a Non-United States holder, of the proceeds of the sale of a Note to or through a foreign office of a broker that is a "U.S. payor" or a "U.S. middleman" (including a person who is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign partnership if at any time during the year it is either more than 50% owned (as measured by income or capital interests) by United States persons or engaged in a United States trade or business, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period), unless:

     - you are an exempt recipient; or

     - the broker has evidence in its records that you are not a United States person and has no actual knowledge or reason to know that the evidence is unreliable.

     If you provide the IRS with the information it requires, you may receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.

     SRAC, its paying agent or a broker, as the case may be, generally will be required to report certain information to the IRS relating to their payments to you of principal and interest on Notes, and of proceeds from the sale or disposition of Notes before maturity, if you are a non-corporate United States holder.

                              PLAN OF DISTRIBUTION

     SRAC is offering the Notes on a continuing basis through the Agents (Barclays Capital Inc., Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated). Each Agent has agreed to use its reasonable efforts to solicit purchases of the Notes. SRAC also anticipates that it will offer Notes directly to brokers or dealers, investment companies (or separate accounts), insurance companies, banks, savings and loan associations, trust companies or similar institutions, and trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or authorized to make investment decisions. In addition, SRAC also may sell Notes from time to time through one or more additional agents on substantially the same terms as those applicable to the Agents. SRAC has also agreed to reimburse the Agents for some of their expenses. SRAC estimates that its expenses in connection with the offering and sale of the Notes will be approximately $450,000.

     The following table shows the potential discounts and commissions SRAC will pay to the Agents in connection with this offering (however, SRAC and an Agent may negotiate a different discount or commission):

                                                       PER NOTE               TOTAL(1)
                                                       --------               --------
Agents' Commissions and Discounts...............    .125% to .750%    $1,875,000 to $11,250,000

---------------
(1) Or the equivalent thereof in one or more foreign currencies.

     SRAC may also sell the Notes to any Agent, as principal, at negotiated discounts for resale to investors or other purchasers. SRAC reserves the right to sell Notes directly on its own behalf in jurisdictions where it and its employees are or may become registered or qualified to do so or in transactions in which they are exempt from having to register or qualify. SRAC will not pay commissions on any sales it makes directly.

     Each Agent may act as an agent for sales of Notes, or may offer the Notes it has purchased as principal to investors and dealers. Unless SRAC states otherwise in the applicable pricing supplement, the Agents may compensate these dealers in the form of discounts or concessions not in excess of the discount that SRAC gave to the Agent.

     Unless SRAC indicates otherwise in the applicable pricing supplement:

     - Agents will purchase Notes as principal at a price equal to 100% of the principal amount of the Notes less a percentage equal to the commission that SRAC would pay on an agency sale of a Note of identical maturity; and

     - Agents may resell Notes that they purchase as principal to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices related to prevailing prices determined at the time of sale; or

     - Agents may resell Notes they purchase as principal to or through certain dealers as described above.

After an Agent purchases Notes as principal in an initial public offering for resale to investors and other purchasers on a fixed public offering price basis, the Agent may vary the offering and other selling terms. SRAC may set forth further information about the distribution of Notes in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your Notes in immediately available funds in the Specified Currency in The City of New York on the date of settlement.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases to prevent or retard a decline in the market price of the Notes. Syndicate short positions involve the sale by the Agents of a greater number of Notes than they are required to purchase from SRAC in the offering. The Agents may reclaim selling concessions allowed to syndicate members or other broker-dealers for the Notes sold in the offering if the Agents repurchase these Notes in stabilizing transactions or in transactions to cover short positions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. The Agents may begin and discontinue these activities at any time and may effect these transactions in the over-the-counter market or otherwise.

     SRAC has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes. Each Agent has the right, in its reasonable discretion, to reject any offer it receives.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. SRAC has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Notes are a new issue of securities with no established trading market. Unless otherwise specified in the applicable pricing supplement, SRAC does not intend to apply for the listing of the Notes on any securities exchange. The Agents have informed SRAC that they intend to make a market in the Notes, but they are under no obligation to do so and may discontinue market making at any time. SRAC can give you no assurance as to the liquidity of a trading market for the Notes.

     The Agents or their respective affiliates may receive proceeds from the sale of the Notes if SRAC uses the proceeds to pay down its short-term debt that the Agents or their respective affiliates hold. If required, the offering of the Notes will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the Agents or their respective affiliates receive proceeds from the sale of the Notes.

     In the ordinary course of their respective businesses, certain of the Agents and/or their affiliates provide from time to time and may currently be providing various general financing, financial advisory and banking services to SRAC and its affiliates.

                                USE OF PROCEEDS

     Unless otherwise indicated in an applicable pricing supplement, SRAC expects to add the net proceeds (before expenses) that it receives from the sale of the Notes to its general funds and may initially use these proceeds to reduce its short-term debt, which consists primarily of commercial paper that was issued for general corporate purposes. See "Use of Proceeds" in the accompanying prospectus.

                                 LEGAL MATTERS

     Steven M. Cook, Vice President, Deputy General Counsel and Acting General Counsel of Sears, is passing upon the legality of the Notes for SRAC. As of May 9, 2003, Mr. Cook owned 11,108 shares of Sears common stock (including 2,199 shares held in Sears 401(k) savings plans) and has been granted stock options with respect to an additional 40,676 Sears common shares. Mayer, Brown, Rowe & Maw will pass upon certain legal matters for SRAC as to specified tax matters. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain matters for the Agents. Skadden, Arps, Slate, Meagher & Flom LLP performs legal services for Sears from time to time.

                                    GLOSSARY

     "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                D  X  N
Bond Equivalent Yield =  ---------------------   X 100
                             360 - (D X M)

where "D" refers to the per annum rate for Treasury bills, quoted on a bank discount basis and expressed as a decimal; and "N" refers to 365 or 366, as the case may be, and "M" refers to the number of days in the period for which accrued interest is being calculated.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday:

     - that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; or the city where the trustee has its principal corporate trust office; or

     - with respect to Notes denominated in a currency other than U.S. dollars or the Euro, that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; the city where the trustee has its principal corporate trust office; or the principal financial center (or centers) of the country (or countries) that issues the specified currency of the Notes;

     - with respect to Notes denominated in the Euro, that is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open and that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; the City of Brussels, Belgium; or the city where the trustee has its principal corporate trust office; or

     - with respect to LIBOR Notes, that is a day on which the London interbank market transacts dealings in U.S. dollar deposits and that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; or the city where the trustee has its principal corporate trust office.

     "Calculation Date" with respect to the relevant Interest Determination Date means, unless SRAC specifies otherwise in the applicable pricing supplement, the earlier of (i) the tenth calendar day after each Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately before the applicable interest payment date, maturity date or redemption date.

     "CD Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate by 3:00 p.m., New York City time, on the Calculation Date in H.15(519) under the heading "CDs (Secondary Market)" for the Interest Determination Date for negotiable U.S. dollar certificates of deposit with the specified Index Maturity, then the CD Rate will be that rate;

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be the rate set forth in H.15 Daily Update under the heading "CDs (Secondary Market)" for the Interest Determination Date for U.S. dollar negotiable certificates of deposit with the specified Index Maturity, if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will select three leading unaffiliated nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) to provide quotations of their secondary market offered rates, as of 10:00 a.m., New York City time, on the Interest Determination Date, for U.S. dollar negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in an amount that is representative for a single transaction in that market at that time. If at least three dealers provide the requested quotations, the CD Rate will be the arithmetic mean of these quotations;

     - if fewer than three dealers provide quotations as described in the preceding bullet point, the CD Rate will be the CD Rate in effect on the Interest Determination Date.

     "CMT Designated Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10 or 20 years) that SRAC specifies in the applicable pricing supplement with respect to which the CMT Rate will be calculated.

     "CMT Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if a rate is displayed on the Bloomberg Professional Service (or any successor service) on page "NDX H15 3" (or any other page as may replace such page on that service) under the heading "Treasury Const. Mat.11" for Mondays approximately 3:45 P.M., at the row for the CMT Designated Maturity Index by 3:00 p.m., New York City time, on the Calculation Date for (i) the Interest Determination Date (if the daily average is designated in the applicable pricing supplement), or (ii) the week, or the month, as applicable, ended immediately before the week or the month as applicable in which the related Interest Determination Date occurs (if the weekly or monthly average is designated in the applicable pricing supplement), then the CMT Rate will be that rate;

     - if the appropriate rate referred to in the preceding bullet point is no longer displayed on the Bloomberg Page NDX H15 3, or if it is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the treasury constant maturity rate for the CMT Designated Maturity Index as published by the Board of Governors of the Federal Reserve System in the relevant H.15(519) under the heading "Treasury Constant Maturities", if the Board of Governors of the Federal Reserve System publishes the treasury constant maturity rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the treasury constant maturity rate set forth in H.15 Daily Update under the heading "Treasury Constant Maturities", if the Board of Governors publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the treasury constant maturity rate for the CMT Designated Maturity Index (or other United States Treasury rate for the CMT Designated Maturity Index) in effect on the Interest Determination Date as the Board of Governors of the Federal Reserve System or the United States Department of the Treasury may then publish that the Calculation Agent determines to be comparable to the rate formerly displayed on the CMT Designated Bloomberg Page and published in the relevant H.15(519), if the Board of Governors of the Federal Reserve System or United States Department of the Treasury publishes the treasury constant maturity rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will request quotations from five leading unaffiliated primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates), (each, a "Reference Dealer") based on their written records, of the secondary market closing bid side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes"):

      - with an original maturity of approximately the CMT Designated Maturity Index;

      - in a principal amount that is representative for a single transaction in the securities in that market at that time; and

      - with a remaining term to maturity of not less than the CMT Designated Maturity Index minus one year;

     - if all five Reference Dealers provide the requested quotations, then the CMT Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or one of the highest if two or more are equal) and the lowest quotation (or one of the lowest if two or more are equal);

     - if fewer than five Reference Dealers, but at least three Reference Dealers, provide the requested quotations as described above, then the CMT Rate will be the arithmetic mean of the quotations without eliminating the highest or the lowest quotations;

     - if the Calculation Agent does not obtain at least three quotations as described above, the Calculation Agent will request quotations of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date from five Reference Dealers in The City of New York for Treasury Notes:

      - with an original maturity of the number of years that is the next highest to the CMT Designated Maturity Index;

      - with a remaining term to maturity closest to the CMT Designated Maturity Index (if two Treasury Notes have remaining terms to maturity equally close to the CMT Designated Maturity Index, the Calculation Agent will use the quotations for the Treasury Note with the shorter remaining term to maturity); and

      - in a principal amount that is representative for a single transaction in the securities in that market at that time;

     - if five Reference Dealers provide the requested quotations, then the CMT Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or one of the highest if two or more are equal) and the lowest quotation (or one of the lowest if two or more are equal);

     - if fewer than five Reference Dealers, but at least three Reference Dealers, provide the requested quotations as described above, then the CMT Rate will be the arithmetic mean of the quotations without eliminating the highest or the lowest quotations;

     - if fewer than three dealers provide the requested quotations as described above, the CMT Rate will be the CMT Rate in effect on the Interest Determination Date.

     "Commercial Paper Rate" means, initially or for any Interest Reset Date, the money market yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) in effect on the Interest Determination Date for commercial paper with the specified Index Maturity, determined as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate in H.15(519) under the heading "Commercial Paper--Nonfinancial," or another heading representing commercial paper of non-financial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the money market yield of that rate.

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the rate set forth in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial," or another heading representing commercial paper of non-financial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency, if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will request quotations from three leading unaffiliated dealers of U.S. dollar commercial paper in The City of New York (which may include the Agents or their affiliates) of the offered per annum rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on the Interest Determination Date, for commercial paper:

      - of the specified Index Maturity; and

      - placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency;

     - if all three dealers provide the requested quotations, the Commercial Paper Rate will be the money market yield of the arithmetic mean of the quotations;

     - if fewer than three dealers provide the requested quotations as described above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on the Interest Determination Date.

     The money market yield of the rate is a yield (expressed as a percentage) calculated in accordance with the following formula:

                            D  X  360
money market yield =  ---------------------   X 100
                          360 - (D X M)

where "D" refers to the per annum rate determined as described above, expressed as a decimal; and "M" refers to the number of days in the period for which the Calculation Agent is calculating accrued interest.

     "Euro" means the lawful currency of the member states of the European Economic and Monetary Union, pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

     "Federal Funds Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate for U.S. dollar federal funds for the Interest Determination Date by 3:00 p.m., New York City time, on the Calculation Date in H.15(519) under the heading "Federal Funds (Effective)," as such rate is displayed on the Bloomberg Professional Service (or any successor service) on page FEDL01 (or any other page as may replace such page on that service), then the Federal Funds Rate will be that rate;

     - if such rate does not appear on the page described above or if the Board of Governors of the Federal Reserve System does not publish the rate as described above by 3:00 p.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate for U.S. dollar federal funds set forth in H.15 Daily Update for the Interest Determination

       Date under the heading "Federal Funds (Effective)," if the Board of Governors publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will request quotations from three leading unaffiliated brokers (which may include the Agents or their affiliates) of federal funds transactions in The City of New York prior to 9:00 a.m., New York City time, on the Interest Determination Date for the last transaction in overnight federal funds arranged by the brokers. If all three brokers provide the requested quotations, the Federal Funds Rate will be the arithmetic mean of the quoted rates;

     - if fewer than three brokers provide the requested quotations as described in the preceding bullet point, then the Federal Funds Rate will be the Federal Funds Rate in effect on the Interest Determination Date.

     "H.15(519)" means the weekly "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, any successor site or publication or another recognized electronic source used for the purpose of displaying the applicable rate.

     "Index Maturity" is defined in "Description of Notes--Interest Rate--Floating Rate Notes--General Information" in this prospectus supplement.

     "Interest Determination Date" is defined in "Description of Notes--Interest Rate--Floating Rate Notes--General Information" in this prospectus supplement.

     "Interest Reset Date" is defined in "Description of Notes--Interest Rate--Floating Rate Notes--General Information" in this prospectus supplement.

     "LIBOR" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if a rate appears on page 3750 of Moneyline Telerate, Inc., as displayed on page "BBAM" (British Bankers Association Official BBA LIBOR Fixings) in the Bloomberg Professional Service (or any other service that may replace Moneyline Telerate, Inc. on page BBAM or any other page that may replace page BBAM on the Bloomberg Professional Service or a successor service, in each case for the purposes of displaying London interbank offered rates of major banks) ("Bloomberg Page BBAM") as of 11:00 a.m., London time, on the Interest Determination Date, for deposits in U.S. dollars with the specified Index Maturity commencing on the Interest Reset Date, then LIBOR will be the rate that appears on that page;

     - if no rate appears on Bloomberg Page BBAM as described above on the Interest Determination Date, the Calculation Agent will request the principal London office of four major banks in the London interbank market to provide a quotation of the rate, at approximately 11:00 a.m., London time, on the Interest Determination Date, at which it would offer deposits in U.S. dollars to prime banks in the London interbank market:

      - with the specified Index Maturity;

      - commencing on the Interest Reset Date; and

      - in a principal amount of at least $1,000,000 that, in the Calculation Agent's judgment, is representative for a single transaction in that market at that time (a "Representative Amount");

     - if at least two banks provide the requested quotations, then LIBOR will be the arithmetic mean of the quotations;

     - if fewer than two banks provide the requested quotations as described above, the Calculation Agent will request three major unaffiliated banks in The City of New York (which may include the Agents or their affiliates) to provide a quotation of the rate, at approximately 11:00 a.m., New York City time, on the Interest Determination Date, at which it would offer loans in U.S. dollars to leading European banks:

      - with the specified Index Maturity;

      - commencing on the Interest Reset Date; and

      - in a Representative Amount;

     - If all three New York banks provide the requested quotations, then LIBOR will be the arithmetic mean of the quotations;

     - if fewer than three New York banks provide the requested quotations as described above, then LIBOR will be the LIBOR in effect on the Interest Determination Date.

     "Prime Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate in H.15(519) under the heading "Bank Prime Loan" by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be that rate;

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate set forth in H.15 Daily Update under the heading "Bank Prime Loan," if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not so published by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the arithmetic mean of the interest rates publicly announced by each bank that appears on the display on the Reuters Monitor Money Rates Service (or any successor service) on page "USPRIME1" (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) as of 11:00 a.m. New York City time on the Interest Determination Date as such bank's prime rate or base lending rate in effect on the Interest Determination Date, if at least four rates appear on the Reuters Screen USPRIME1 Page;

     - if fewer than four rates appear on the Reuters Screen USPRIME1 Page as described in the preceding bullet point on the Interest Determination Date, the Calculation Agent will request quotations from three major unaffiliated banks (which may include the Agents or their affiliates) in The City of New York for their prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date. If all three banks provide the requested quotations, then the Prime Rate will be the arithmetic mean of the quoted rates;

     - if fewer than three banks provide the requested quotations as described above, then the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

     "Treasury Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if a rate appears on the display designated as "AUCR US" on the Bloomberg Professional Service (or a successor service) opposite the caption "INVESTMENT RT" (or any other page as may replace such page on that service) by 3:00 p.m., New York City time, on the Calculation Date for the auction on the relevant Interest Determination Date of direct obligations of the United States ("Treasury bills") with the specified Index Maturity, then the Treasury Rate will be that rate;

     - if the appropriate page as described in the preceding bullet point is not displayed by 3:00 p.m., New York City time, on the Calculation Date, and the United States Department of Treasury announces in another manner the Bond Equivalent Yield of the auction rate of the applicable Treasury bills, then the Treasury Rate will be the rate as announced by the United States Department of Treasury;

     - if the results of the auction of Treasury bills on the Interest Determination Date with the specified Index Maturity are not published or reported as provided in the preceding bullet point by 3:00 p.m., New York City time, on the Calculation Date, or if the United States Department of the Treasury does not hold an auction that week, then the Treasury Rate will be the Bond Equivalent Yield of the rate set forth in H.15(519) for the relevant Interest Determination Date for Treasury bills with the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market";

     - if the rate referred to in the preceding bullet point is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate set forth in H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Secondary Market," if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate referred to in the preceding bullet point is not published by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will request quotations from three primary unaffiliated United States government securities dealers in The City of New York (which may include the Agents or their affiliates) for the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity. If all three securities dealers provide the requested quotations, then the Treasury Rate will be the Bond Equivalent Yield of the arithmetic mean of the quoted rates;

     - if fewer than three securities dealers provide the requested quotations as described above, the Treasury Rate will be the Treasury Rate in effect on the Interest Determination Date.

                         SEARS ROEBUCK ACCEPTANCE CORP.

                                 $9,500,000,000

                                DEBT SECURITIES

                         ------------------------------

     Sears Roebuck Acceptance Corp. ("SRAC") may from time to time sell up to $9,500,000,000 aggregate initial offering price of its debt securities. These debt securities may consist of debentures, notes or other types of unsecured debt. This prospectus contains a general description of the debt securities that SRAC may offer for sale. All remaining material terms of these debt securities will be described in supplements to this prospectus.

                         ------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         ------------------------------

                                  MAY 14, 2003

     SRAC HAS NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF SRAC HAD AUTHORIZED IT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN SRAC DELIVERS THIS PROSPECTUS OR A SUPPLEMENT OR MAKES A SALE PURSUANT TO THIS PROSPECTUS, SRAC IS NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                         ------------------------------

     In connection with the issue of any debt securities, an underwriter, if any, disclosed as stabilizing manager in the applicable supplement to this prospectus, or any person acting for it, may over-allot or effect transactions with a view to supporting the market price of such debt securities or any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on such stabilizing manager or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

                               TABLE OF CONTENTS
                                   PROSPECTUS


Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    10
Legal Matters...............................................    11
Experts.....................................................    11

                             AVAILABLE INFORMATION

     SRAC and Sears, Roebuck and Co. ("Sears"), SRAC's parent, are required to file reports and other information with the Securities and Exchange Commission. Sears also files proxy statements with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for information on the operation of the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information concerning SRAC and Sears at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information concerning Sears at the offices of the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     SRAC and Sears have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about SRAC, Sears and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     SRAC will send its annual reports to the holders of its debt securities. These annual reports will include financial information that independent public accountants have audited and reported on, as well as other information about SRAC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     SRAC and Sears incorporate and make part of this prospectus by reference the following documents, filed by SRAC and Sears with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (excluding any information contained therein that is furnished to the Commission and is specifically not incorporated by reference into the registration statement):

     - the Annual Reports on Form 10-K for the fiscal year ended December 28, 2002, filed by SRAC and Sears;

     - the Quarterly Reports on Form 10-Q for the quarter ended March 29, 2003, filed by SRAC and Sears;

     - the Current Reports on Form 8-K filed on January 16, February 6, March 26 and April 17, 2003, by Sears;

     - the Current Reports on Form 8-K filed on February 14, February 27 and April 28, 2003, by SRAC; and

     - all documents filed by SRAC or Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before SRAC stops offering the debt securities.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Sears Roebuck Acceptance Corp., 3711 Kennett Pike, Greenville, Delaware 19807, Attention: Vice President, Finance (302/434-3100).

                         SEARS ROEBUCK ACCEPTANCE CORP.

     SRAC is a wholly owned subsidiary of Sears that was incorporated under the laws of Delaware in 1956. Its general offices are located at 3711 Kennett Pike, Greenville, Delaware 19807 (302/434-3100). It raises funds primarily by issuing commercial paper, medium-term notes and discrete underwritten debt. It uses the proceeds from its borrowings to acquire short-term notes of Sears and, on occasion, to purchase outstanding receivable balances from Sears. Sears, a multi-line retailer that conducts domestic and international merchandising and credit operations, uses the funds it obtains from SRAC for general funding purposes. SRAC, and not Sears, will be solely responsible for repaying the debt securities.

     SRAC generates income primarily from the earnings on its investment in the notes and receivable balances of Sears. Sears presently calculates the interest rate on its notes so that SRAC maintains an earnings to fixed charges ratio of at least 1.25. The yield on SRAC's investment in Sears notes is related to SRAC's borrowing costs. As a result, movements in interest rates and changes in Sears borrowing requirements cause SRAC's earnings to fluctuate. The indentures relating to SRAC's debt securities require SRAC to maintain a ratio of earnings to fixed charges of not less than 1.10 for any fiscal quarter (determined in accordance with Item 503(d) of Regulation S-K promulgated by the Commission) and to cause Sears to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. Sears has agreed to pay SRAC the amounts that are necessary for SRAC to maintain an earnings to fixed charges ratio of at least 1.10 and has agreed to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. See "Description of Debt Securities -- Indenture Restrictions."

     As of May 14, 2003, SRAC had 10 employees.

                                USE OF PROCEEDS

     SRAC generally will add the net proceeds it receives from the sale of its debt securities to its general funds and use the proceeds to reduce its short-term debt. As indicated in this prospectus under the heading "Sears Roebuck Acceptance Corp.," SRAC's principal business is purchasing short-term notes of Sears. Additionally, SRAC occasionally purchases receivable balances from Sears domestic credit operations. SRAC expects to incur additional debt, but has not yet determined how much or the terms of this debt. SRAC will make these determinations from time to time based on economic conditions and certain capital requirements of Sears. SRAC anticipates that Sears and its subsidiaries will continue their practice of short-term borrowing and will occasionally incur additional long-term debt and engage in securitization programs in which Sears and its subsidiaries sell interests in pools of credit card receivables in public or private transactions. Sears also occasionally may issue equity securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Sears presently calculates the interest rate on SRAC's investment in Sears notes to provide SRAC with earnings sufficient to cover its fixed charges at least 1.25 times. The ratios of earnings to fixed charges for SRAC and Sears for the interim period and the years ended on the dates set forth in the following table were as follows:

                         13 WEEKS
                           ENDED
                         MARCH 29,     DECEMBER 28,   DECEMBER 29,   DECEMBER 30,   JANUARY 1,   JANUARY 2,
                           2003            2002           2001           2000          2000         1999
                       -------------   ------------   ------------   ------------   ----------   ----------
SRAC(A)..............      1.25            1.26           1.26           1.26          1.25         1.26
Sears(B).............      1.97            2.86           1.76           2.59          2.72         2.19

---------------

(A) Calculated as follows:

    earnings = net income + fixed charges + income taxes
     ---------------------------------------------------------------------------
    fixed charges = interest expense + amortization of debt discount and expense

(B) Calculated as follows:

    earnings = income before income taxes, minority interest and extraordinary loss -- undistributed net income (loss) of unconsolidated subsidiaries + fixed charges (excluding interest capitalized)
     ---------------------------------------------------------------------------
    fixed charges = interest expense + amortization of debt discount and expense + the portion of operating lease rentals which Sears estimates represents the interest element in such rentals + interest capitalized

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of SRAC's unsecured debt securities. When SRAC offers to sell a particular series of debt securities, it will describe the specific terms of the series in a supplement to this prospectus. SRAC will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     The debt securities are to be issued under either an indenture dated as of May 15, 1995 between SRAC and JPMorgan Chase Bank, as trustee, or an indenture dated as of October 1, 2002 between SRAC and BNY Midwest Trust Company, as trustee, the terms of each of which are identical in all material respects. SRAC also may enter into an indenture with one or more other eligible trustees. SRAC will identify the trustee and the particular indenture under which it is issuing each series of its debt securities in the applicable supplement to this prospectus.

     The following sections summarize certain provisions of SRAC's debt securities and indentures. This summary is qualified by and subject to the actual provisions of the indenture under which SRAC is issuing a particular series of debt securities. SRAC has filed the indentures with the Commission and is incorporating each of them by reference in this prospectus. References below to the "indenture" and the "trustee" refer to the applicable indenture and trustee identified in a prospectus supplement relating to a particular series of debt securities. Where this summary refers to particular provisions of each indenture in parentheses, the provisions are incorporated by reference.

GENERAL TERMS

     The debt securities will be unsecured obligations of SRAC.

     SRAC can issue an unlimited amount of debt securities under the indenture, and can issue them from time to time in one or more series.

     If any of the following terms apply to a particular series of debt securities that SRAC offers to sell, the supplement to this prospectus will describe the applicable terms:

     - the title

     - any limit on the aggregate principal amount

     - the maturity date or dates

     - the issue price

     - the interest rate or rates (which may be fixed or variable)

     - the date from which interest will accrue

     - the interest payment dates (including the first interest payment date)

     - the record dates for the interest payment dates

     - any optional or mandatory redemption, conversion or exchange provisions and whether you have or SRAC has the right to use these provisions

     - any subordination provisions

     - any sinking fund provisions

     - the amount payable upon acceleration of the maturity date, if the amount is not the principal amount of the debt securities

     - the terms of any warrants attached to the debt securities

     - the currencies that you may use to purchase the debt securities and that SRAC may use to pay principal, any premium and interest

     - any index SRAC will use to determine the amount of principal, premium and interest payments

     - whether SRAC will issue the debt securities as one or more global securities to be held for investors by a depository and, if so, the name of the depository

     - the places where the principal, any premium and interest will be payable, if those places are not set forth in the indenture

     - any other terms that are consistent with the indenture that may modify or delete any provision of the indenture to the extent the provision applies to such series

     SRAC will pay principal and any premium and may pay any interest at the office of the paying agent it maintains for such purposes in the Borough of Manhattan of The City of New York. You may transfer your beneficial interests in debt securities (other than debt securities represented by global securities) at the same office. SRAC may also designate other locations for payments and transfers in the city in which its principal executive offices are located or the city in which the principal corporate trust office of the trustee is located. Unless SRAC specifies otherwise in the supplement to this prospectus, the locations for payment and transfer initially will include a designated office of the trustee in the Borough of Manhattan of The City of New York and SRAC's principal executive offices in Greenville, Delaware.

     SRAC will generally pay interest on its debt securities by checks mailed to you at your registered address, unless you make other arrangements or the debt securities are represented by a global security. (Sections 2.5, 3.1, 3.2) If the debt securities are represented by global securities, SRAC will provide information about payment of principal, any premium and interest and about transfers of beneficial interests in the global securities in the supplement to this prospectus.

     If SRAC has indicated in the supplement to this prospectus that it will pay principal, any premium and interest in a currency other than U.S. dollars and that currency is unavailable for payment due to circumstances beyond SRAC's control, SRAC will pay the principal, any premium and interest in U.S. dollars. The exchange rate will be the most recent noon buying rate in The City of New York for cable transfers in the unavailable currency, as certified for customs purposes by the Federal Reserve Bank of New York. (Section 2.12)

     SRAC will issue its debt securities only in fully registered form, without coupons. The debt securities will be issued in denominations of $1,000 or an integral multiple of $1,000, unless SRAC indicates otherwise in the supplement to this prospectus. (Section 2.2)

     You will not have to pay a service charge to register a transfer or exchange of debt securities. However, SRAC may require you to pay an amount sufficient to cover any tax or other governmental charge in connection with the transfer or exchange. (Section 2.5)

     SRAC may issue debt securities at a discounted price with provisions that permit it to pay less than the principal amount if the holders of the debt securities accelerate the maturity date as a result of a continuing default. If SRAC chooses to issue these discounted debt securities, it will describe the federal income tax consequences and other special considerations in the supplement to this prospectus.

     If your beneficial interest in these debt securities are held of record in the name of a depositary or other nominee, you must notify such depositary or nominee to take action, under the indenture or otherwise, on your behalf as holder of the debt securities.

INDENTURE RESTRICTIONS

     The indenture provides that SRAC will maintain a ratio of earnings to fixed charges in every fiscal quarter of at least 1.10 and that it will cause Sears to maintain ownership of all of SRAC's voting stock. SRAC determines its ratio of earnings to fixed charges in accordance with Item 503(d) of Regulation S-K promulgated by the Commission, as in effect on the date of the indenture. SRAC has letter agreements with Sears pursuant to which Sears has agreed, for the benefit of the holders of SRAC's debt securities, that

     - Sears will pay SRAC amounts which, when added to SRAC's other earnings, will be sufficient for SRAC to maintain the fixed charge coverage ratio required by the indenture; and

     - Sears will maintain ownership of SRAC's voting stock as long as SRAC is required to cause Sears to do so.

     The indenture provides that SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in the letter agreements and will not amend, waive, terminate or otherwise modify any provision of the letter agreements. (Section 3.6)

DEFAULTS

     If any of the following occur in connection with any series of SRAC's debt securities, SRAC will be in default under those debt securities:

     - if SRAC fails to pay the principal amount and any premium on the series when due and payable;

     - if SRAC fails for 30 days after any interest payment date to pay any interest that has become due (unless it deposits the entire amount due with the trustee or with a paying agent within 30 days after the due date);

     - if SRAC fails to perform any of its other covenants under the indenture that apply to that series of debt securities and does not cure that failure for 60 days after it receives written notice that it has failed to perform from holders of a majority of the principal amount of the particular series of debt securities or the trustee;

     - if any of SRAC's creditors or creditors of Sears, including holders of SRAC's debt securities from a different series, accelerates the maturity date of $100,000,000 or more in principal amount of SRAC debt or Sears debt as a result of an event of default under any relevant mortgage, indenture or instrument, and that creditor does not rescind or annul the acceleration within 30 days after SRAC receives written notice from holders of a majority of the principal amount of the particular series of debt securities or the trustee; however, if the maturity date was accelerated as a result of compliance with applicable laws, court orders or governmental decrees or if the default is remedied or cured by SRAC or Sears or waived by the holders thereof or the debt is discharged prior to the time that the holders of the particular series of SRAC debt securities or the trustee take action to accelerate the maturity of these SRAC debt securities or before the trustee receives a judgment in its favor, then SRAC will not be in default under this provision;

     - if SRAC takes specified actions in connection with a bankruptcy, insolvency or reorganization; or

     - if SRAC commits an act or omission that the supplement to this prospectus identifies as an event of default.

     Unless the supplement to this prospectus specifies otherwise, if SRAC defaults on a particular series of debt securities and the default is continuing, the holders of a majority of the principal amount of the outstanding debt securities of that series or the trustee may accelerate the maturity date of those debt securities. To accelerate the maturity date, those holders or the trustee must declare that the principal amount of the debt securities of that series is immediately due and payable. In certain circumstances, holders of a majority of the principal amount of outstanding debt securities of the series may annul the acceleration of the maturity date. (Section 6.1)

     Within 90 days after a default for any series of debt securities occurs, the trustee must notify the holders of debt securities of that series of the default if it is known to the trustee and SRAC has not remedied it. A default means the events specified above without the grace periods or notice. The trustee may withhold notice to the holders of these debt securities of any default (except in the payment of principal or interest) if it in good faith considers this withholding to be in the best interests of the holders. (Section 10.3)

     SRAC is required to file an annual certificate with the trustee, signed by an officer, about any default by SRAC under any provision of the indenture. (Section 3.4)

     Before holders of debt securities have a right to institute a proceeding to enforce the indenture or to obtain a remedy provided for by the indenture:

     - holders of debt securities must notify the trustee of a default in writing;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must request in writing that the trustee institute the proceeding;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must offer reasonable indemnity to the trustee if the trustee institutes the proceeding; and

     - the trustee must neglect or refuse to institute the proceeding within a reasonable time.

     These requirements do not prevent a holder from enforcing the payment of principal and interest on the debt securities held by such holder on or after the relevant principal or interest due dates. (Section 6.7)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     SRAC may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, SRAC may not make any amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - permit SRAC to change the time of payment of any payment on the debt securities, reduce any payment on the debt securities, or change the currency in which SRAC makes any payments on the debt securities; or

     - reduce the percentage of holders of any series of debt securities whose consent is required to amend the indenture. (Article XI)

DEFEASANCE

  TERMINATION OF SPECIFIED OBLIGATIONS

     Unless SRAC provides otherwise in the supplement to this prospectus, SRAC may terminate some of its obligations under the indenture with respect to the debt securities of any series by depositing with the trustee or a paying agent, in trust, any combination of the following in an amount sufficient to pay the principal, any premium and each installment of interest on the debt securities of that series on the dates these payments are due:

     - money;

     - securities backed by the full faith and credit of the United States of America that the issuer cannot call or redeem (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in U.S. dollars);

     - specified depository receipts for any non-callable and non-redeemable securities backed by the full faith and credit of the United States of America, or for a specific payment of interest on or principal of any such securities, issued by a bank or trust company as custodian (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in U.S. dollars); or

     - other securities that, when deposited in trust, alone or in combination with other items in this list, will result in a nationally recognized rating agency rating SRAC's debt securities in the highest generic long-term debt rating category applicable to debt issued by an issuer that has been released from its obligations to the same extent that SRAC has been (if the debt securities with respect to which SRAC is terminating some of its obligations are denominated in a foreign currency).

As a prerequisite to establishing such a trust, in addition to other requirements, SRAC must receive a ruling from the Internal Revenue Service or an opinion of counsel who is not its employee. The ruling or opinion must state that the holders of the debt securities with respect to which SRAC is terminating some of its obligations will not recognize income, gain or loss for federal income tax purposes as a result of the deposit with the trustee and termination of these obligations. The ruling or opinion must also state that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if SRAC had not deposited money or securities with the trustee and terminated these obligations. SRAC must also receive an opinion of counsel stating that, after 90 days, either the trust deposit will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or that the holders' rights would be adequately protected despite the application of such laws to the trust funds.

     Notwithstanding the deposit with the trustee or paying agent and compliance with the additional requirements described above or in the indenture, SRAC's obligations under the indenture to do the following with respect to a series will remain in full force and effect until SRAC has paid the debt securities of that series in full:

     - pay principal, premium (if any) and interest;

     - register the transfer or exchange of the debt securities;

     - replace mutilated, destroyed, lost and stolen debt securities;

     - maintain paying agencies; and

     - hold monies for payment in trust. (Section 13.4)

     If and when the Internal Revenue Service can provide a ruling, or counsel can provide an opinion as described above, without reliance upon the continuation of SRAC's obligations regarding the payment of principal, premium (if any) and interest, then SRAC may discharge the indenture with respect to the particular series of debt securities -- including its payment obligations -- by delivering the ruling or opinion to the trustee and satisfying the other conditions provided for in the indenture. (Section 13.4) Under present ruling positions of the Internal Revenue Service, SRAC cannot obtain such a ruling or opinion.

  DISCHARGE OF THE INDENTURE

     SRAC may also discharge the indenture, and all of its obligations under the indenture, with respect to a particular series of debt securities -- including its payment obligations -- if:

     - all securities issued under the indenture have been canceled or delivered to the trustee to be canceled; or

     - all securities issued under the indenture that have not been canceled

          - have become due and payable in accordance with their terms; or

          - will become due and payable in accordance with their terms within one year; or

          - will be called for redemption within one year under arrangements that satisfy the trustee.

To discharge the indenture in these circumstances, SRAC must deposit trust funds with the trustee in an amount sufficient to pay all principal, interest and premiums on the outstanding securities until they mature or are redeemed. SRAC must also deliver a certificate of one of its officers and an opinion of counsel, each stating that SRAC has complied with all conditions precedent to the satisfaction and discharge of the indenture. (Section 13.1)

REGARDING THE TRUSTEES

     JPMorgan Chase Bank, BNY Midwest Trust Company and certain of their respective affiliates perform other services for SRAC.

                              PLAN OF DISTRIBUTION

     SRAC may sell its debt securities to or through underwriters, directly to other purchasers or through agents. SRAC anticipates offering its debt securities directly to brokers or dealers, investment companies, insurance companies, banks, savings and loan associations and trust companies or similar institutions, and to trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or is authorized to make investment decisions.

     SRAC may distribute its debt securities from time to time in one or more transactions:

     - at a fixed price or prices, which may change;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     The supplement to this prospectus will describe the method of distribution of any particular series of debt securities.

     In connection with the sale of its debt securities, SRAC, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters may sell SRAC's debt securities to or through dealers and may compensate the dealers in the form of discounts, concessions or commissions. Dealers may also receive commissions from the purchasers of debt securities, for whom they may act as agents. Under the Securities Act of 1933, as amended, the Commission may deem underwriters, dealers and agents that participate in the distribution of debt securities to be underwriters. The Commission also may deem any discounts, commissions or concessions and any profit on the resale of debt securities to be underwriting discounts and commissions under the Securities Act of 1933, as amended. The supplement to this prospectus will identify any such underwriter or agent and will describe any such compensation.

     SRAC may enter into agreements to indemnify underwriters, dealers and agents that participate in the distribution of its debt securities against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

     Unless otherwise specified in the supplement to this prospectus, Steven M. Cook, Vice President, Deputy General Counsel and Acting General Counsel of Sears, will pass upon the legality of the debt securities for SRAC.

                                    EXPERTS

     The financial statements of SRAC and the financial statements and the related financial statement schedule of Sears incorporated in this prospectus by reference from SRAC's and Sears' Annual Reports on Form 10-K for the year ended December 28, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include, in the case of the report included in Sears' Annual Report on Form 10-K, an explanatory paragraph referring to changes in accounting principles to adopt new accounting standards), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information contained in the Quarterly Reports on Form 10-Q for Sears and SRAC, which are incorporated in this prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q for Sears and SRAC and incorporated by reference in this prospectus, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              U.S. $1,500,000,000

                                 SEARS ROEBUCK
                                ACCEPTANCE CORP.
                          MEDIUM-TERM NOTES SERIES VII

                               ------------------
                             PROSPECTUS SUPPLEMENT
                               ------------------
                                BARCLAYS CAPITAL
                            BEAR, STEARNS & CO. INC.
                                   CITIGROUP
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                         SEARS ROEBUCK ACCEPTANCE CORP.

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